EXHIBIT 99.1

EARNINGS RELEASE	July 27, 2004

NORTHWEST PIPE REPORTS IMPROVED

SECOND QUARTER 2004 RESULTS

Portland, Oregon, July 27, 2004…Northwest Pipe Company (NASDAQ: NWPX) today reported its results for the second quarter of 2004. Sales were $69.6 million compared to $61.5 million in the second quarter of 2003. The company reported quarterly net income of $3.0 million, or $0.45 per diluted share, compared to $437,000, or $0.06 per diluted share, in the second quarter of 2003. “Our second quarter results showed marked improvement from the same period last year, as well as from the first quarter of 2004,” said Brian Dunham, chief executive officer. “The improvement in the economy has resulted in improved market conditions for tubular products. Bidding activity in water transmission is also strong. We continue to be optimistic that the second half of 2004 will show improvement over our first half results.”

Water Transmission

Sales in the Water Transmission Group were $37.6 million in the second quarter of 2004, compared to $36.7 million for the second quarter of last year. The gross profit for this Group was $7.2 million, or 19.2% of sales, compared to $7.4 million, or 20.3% of sales, last year. The decrease is primarily due to the impact of increased steel costs on orders in process during the quarter.

Tubular Products

The Tubular Products Group’s sales improved significantly to $32.0 million in the second quarter of 2004 compared to $24.8 million reported for the second quarter last year. Gross profit was $4.6 million in the second quarter of 2004 compared to $383,000 in the second quarter of 2003. Gross profit as a percent of sales was 14.5% for the quarter, compared to 1.5% in the same quarter of 2003.

“As anticipated, the improvement in the tubular products market continued through the second quarter of 2004,” Dunham reported. “The improvement in revenue and gross profit resulted primarily from higher prices, while overall demand continued to be positive.”

Outlook

Water transmission bidding activity continued at a strong level through the second quarter of 2004. As a result, backlog exceeded $100 million for the first time since the third quarter of 2001. Backlog increased from $83.8 million at the beginning of the second quarter of 2004 to $101.9 million at the end of the quarter. “We continue to track a large number of jobs that are scheduled to bid in 2004 and continue to expect the total 2004 market to substantially exceed the 2003 market,” said Dunham.

“Production began to ramp-up in June to support the improved backlog. The benefits of increased capacity utilization is expected to result in improvement in revenue and gross profit in the second half of 2004 compared to the first half.”

Demand in the Tubular Products Group is expected to remain near current levels through the third quarter and then decrease somewhat in the fourth quarter due to normal seasonality. Profitability in this Group is heavily impacted by steel costs. The uncertainty of future steel costs make forecasting gross profit for the remainder of 2004 very difficult. “As steel costs continue to rise,” said Dunham, “the key to our earnings is our ability to pass on increases to our customers. At this time, the market appears to be strong enough to absorb these increases and allow us to maintain our profitability.”

About Northwest Pipe

Northwest Pipe Company manufactures welded steel pipe in two business segments. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water transmission in the United States and Canada. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. The company is headquartered in Portland, Oregon and operates eleven manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham
Chief Executive Officer
503-382-2332

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Net Sales:
Water Transmission	$37,615	$36,713	$73,912	$71,971
Tubular Products	32,020	24,816	62,445	47,218

Net Sales	69,635	61,529	136,357	119,189

Cost of Sales:
Water Transmission	30,388	29,276	60,043	57,068
Tubular Products	27,375	24,433	56,014	47,767

Total Cost of Sales	57,763	53,709	116,057	104,835

Gross Profit (Loss):
Water Transmission	7,227	7,437	13,869	14,903
Tubular Products	4,645	383	6,431	(549)

Gross Profit	11,872	7,820	20,300	14,354

Selling, General and Administrative	5,349	5,818	10,604	11,558

Operating Income	6,523	2,002	9,696	2,796

Interest Expense	1,571	1,283	2,879	2,600

Income Before Income Taxes	4,952	719	6,817	196

Provision for Income Taxes	1,906	282	2,624	77

Net Income	$3,046	$437	$4,193	$119

Basic Earnings per Share	$0.46	$0.07	$0.64	$0.02

Diluted Earnings per Share	$0.45	$0.06	$0.63	$0.02

Shares Used in Per Share Calculation:
Basic	6,605	6,549	6,588	6,549

Diluted	6,726	6,649	6,702	6,655